Pricing Term Sheet	Filed pursuant to Rule 433
dated as of June 30, 2009	Registration Statement No. 333-158161
Supplementing the Preliminary
Prospectus Supplement
dated June 29, 2009
Royal Caribbean Cruises Ltd.
Offering of
$300,000,000 11.875% Senior Notes due 2015
(the “Senior Notes Offering”)

Issuer:	Royal Caribbean Cruises Ltd.

Size:	$300,000,000

Maturity:	July 15, 2015 unless earlier redeemed or repurchased

Coupon (Interest Rate):	11.875%

Yield to Maturity:	12.500%

Spread to Benchmark Treasury:	+952 basis points

Benchmark Treasury:	4.250%; US Treasury due August 15, 2015

Benchmark Treasury Price and Yield:	107.075%; 2.977%

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2010

Optional Redemption Provision:	In whole or in part at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate, plus 50 basis points

Day Count Convention:	30 / 360

Price to Public:	97.399%

Trade Date:	June 30, 2009

Settlement Date:	July 6, 2009

Denominations:	$1,000 x $1,000

CUSIP/ISIN:	780153 AT9 / US780153AT90

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Goldman, Sachs & Co.

Senior Co-Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Scotia Capital (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp.
Daiwa Securities America Inc.
DnB NOR Markets, Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Skandinaviska Enskilda Banken AB (publ.)

The information in this pricing term sheet relates only to the Senior Notes Offering and should be read together with (i) the preliminary prospectus supplement dated June 29, 2009, including the documents incorporated by reference therein, and (ii) the related base prospectus dated March 23, 2009, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-158161. Before you invest, you should read the preliminary prospectus supplement and the base prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.
You may get the documents referenced above for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from the offices of Morgan Stanley at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.